Exhibit 99.1

For more information, contact: Larry Hueth, President and Chief Executive Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Announces Initial Quarterly Cash Dividend of $0.03 per Share

PORT ANGELES, Wash., October 30, 2018 - (Business Wire) - First Northwest Bancorp (NASDAQ: FNWB) (“Company”) is pleased to announce that its Board of Directors ("Board") has approved the initiation of quarterly cash dividends to its shareholders and declared the first cash dividend in the company's history.

A quarterly dividend of $0.03 per common share will be paid on December 14, 2018, to shareholders of record on November 30, 2018. Future dividends will be subject to Board approval.

About the Company
First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with thirteen banking locations, eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.